Exhibit 99.1

Syntel Reports Second Quarter 2011 Financial Results

Highlights:

•	Q2 revenue of $157.0M, up 20% from year-ago quarter and 8% sequentially

•	Q2 EPS of $0.66 per diluted share

•	Q2 cash & short term investments of $294.6M

•	Global Headcount of 18,027 on June 30, 2011, up 21% versus prior year

TROY, Mich. – July 21, 2011 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the second quarter, ended June 30, 2011.

Second Quarter Financial Highlights

Syntel’s revenue for the second quarter increased 20 percent to $157.0 million, compared to $130.6 million in the prior-year period, and increased eight percent sequentially from $145.4 million in the first quarter of 2011. During the second quarter, Applications Outsourcing accounted for 74 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 16 percent, e-Business contributing eight percent and TeamSourcing at two percent.

The Company’s gross margin was 36.2 percent in the second quarter, compared to 39.5 percent in the prior-year period and 35.0 percent in the first quarter of 2011. Selling, General and Administrative (SG&A) expenses were 17.7 percent in the second quarter, compared to 14.6 percent in the prior-year period and 16.9 percent in the previous quarter. Second quarter income from operations was 18.5 percent as compared to 24.8 percent in the prior-year period and 18.0 percent in the first quarter. Operating margins improved sequentially during the second quarter, despite the adverse impact of offshore wage increases, visa fees and costs associated with infrastructure expansion.

Net income for the second quarter was $27.6 million or $0.66 per diluted share, compared to $28.3 million or $0.68 per diluted share in the prior-year period and net income of $25.0 million or $0.60 per diluted share in the first quarter of 2011.

During Q2, Syntel spent $10.3 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $294.6 million. The Company also added 417 net employees, ending the quarter with 18,027 employees globally.

Operational Highlights

“Our second quarter revenue acceleration allowed Syntel to absorb seasonal cost increases and still generate margin improvement,” said Syntel CEO and President Prashant Ranade. “Growth was broad-based across services, verticals and geographies and we remain confident in our ability to deepen relationships with our strategic clients. While global economic uncertainty is a concern, we are pleased that at this point in time client spending patterns have not been impacted.”

“Syntel is investing in the long-term health of our business, and we expect to continue our hiring and infrastructure build-out plans in the second half of 2011,” said Ranade. “These investments are critical to driving long-term sustainable business value for all Syntel stakeholders, including our clients, shareholders and employees.”

2011 Guidance

Based on current visibility levels and an exchange rate assumption of 44.5 rupees to the dollar, the Company currently expects 2011 revenue of $625 to $640 million and EPS in the range of $2.75 to $2.90.

Syntel to Host Conference Call

Syntel will discuss its second quarter 2011 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until July 28, 2011 by dialing (800) 642-1687 and entering “81510636”. International callers may dial (706) 645-9291 and enter the same passcode.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. As of June 30, 2011, Syntel employed more than 18,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, or from other factors not currently anticipated.

Contact: Jon Luebke, Syntel, (248) 619-3503, jon_luebke@syntelinc.com

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2011	2010	2011	2010

Net revenues	$156,985	$130,649	$302,357	$246,688
Cost of revenues	100,200	79,083	194,760	145,883

Gross profit	56,785	51,566	107,597	100,805
Selling, general and administrative expenses	27,781	19,114	52,404	41,362

Income from operations	29,004	32,452	55,193	59,443

Other income, principally interest	5,923	1,959	12,042	4,242

Income before provision for income taxes	34,927	34,411	67,235	63,685

Income tax expense	7,287	6,151	14,546	10,294

Net income	$27,640	$28,260	$52,689	$53,391

Dividend per share	$0.06	$0.06	$0.12	$0.12

EARNINGS PER SHARE:
Basic	$0.66	$0.68	$1.27	$1.29
Diluted	$0.66	$0.68	$1.26	$1.28

Weighted average common shares outstanding:

Basic	41,605	41,508	41,592	41,495

Diluted	41,696	41,580	41,704	41,573

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	June 30, 2011	December 31, 2010

ASSETS

Current assets:
Cash and cash equivalents	$87,656	$78,505
Short term investments	206,941	208,695
Accounts receivable, net of allowance for doubtful accounts of $2,687 and $3,090 at June 30, 2011 and December 31, 2010, respectively	76,859	75,873
Revenue earned in excess of billings	20,391	5,329
Deferred income taxes and other current assets	52,985	43,705

Total current assets	444,832	412,107

Property and equipment	204,991	171,445
Less accumulated depreciation and amortization	77,712	69,338

Property and equipment, net	127,279	102,107

Goodwill	906	906

Non current Term Deposits with Banks	30	66

Deferred income taxes and other non current assets	31,609	30,931

	$604,656	$546,117

LIABILITIES

Current liabilities:
Accrued payroll and related costs	$35,656	$40,736
Income taxes payable	5,667	2,291
Accounts payable and other current liabilities	37,322	29,384
Deferred revenue	8,996	9,783

Total current liabilities	87,641	82,194

Other non current liabilities	14,460	12,453

Total liabilities	102,101	94,647

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	502,555	451,470

Total liabilities and shareholders’ equity	$604,656	$546,117